Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

11 February 2019

On February 8, 2019, Universal Biosensors, Inc. and Universal Biosensors Pty Ltd (“UBI”) entered into a term sheet agreement (the “Agreement”) with Siemens Healthcare Diagnostics Inc. (“Siemens”) pursuant to which UBI and Siemens (the “Parties”) have agreed to negotiate in good faith regarding possible modifications to their commercial relationship.

To facilitate their negotiations, the Parties have agreed that during a specified period of time:

•

UBI shall not make dividend payments or similar distributions, or engage in M&A transactions (subject to an exception which would allow UBI to enter into M&A transactions where the Directors determine, in good faith, that not proceeding with such a transaction would be inconsistent with their fiduciary duties);

•

the obligations of UBI to apply commercially reasonable efforts and to apply reasonably necessary resources to certain research and development activities under the Collaboration Agreement are suspended; and

•	the Parties shall not initiate arbitration against one another.

As is common with these types of agreements, potential outcomes of negotiation may include but are not limited to changes in the business relationship.

Ends

Enquiries:

Mr. Rick Legleiter

Mr. Salesh Balak

+61 3 9213 9000

About Universal Biosensors

For additional information regarding Universal Biosensors, refer to: http://www.universalbiosensors.com. Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the US Securities Exchange Act of 1934. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposals outlined in this release will occur, and the terms of any such proposal are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.